Bravo Brio Restaurant Group, Inc. Reports First Quarter Financial Results
Company Raises Full Year 2015 Outlook

Columbus, Ohio - May 4, 2015 - Bravo Brio Restaurant Group, Inc. (NASDAQ: BBRG) (the Company) owner and operator of the BRAVO! Cucina Italiana (BRAVO!) and BRIO Tuscan Grille (BRIO) restaurant concepts, today reported financial results for the thirteen week period ended March 29, 2015. The Company also raised its outlook for the full year 2015.

Selected First Quarter 2015 Highlights Compared to the First Quarter 2014:

▪	Revenues increased 5.4% to $108.2 million from $102.6 million.

▪	Total comparable restaurant sales decreased 1.2%.

▪	Comparable restaurant sales decreased 1.7% at BRAVO! and 1.0% at BRIO.

▪	Restaurant-level operating profit increased 3.0% to $15.8 million from $15.3 million.

▪	Net income was $2.5 million, or $0.16 per diluted share, compared to net income of $2.9 million, or $0.14 per diluted share.

Saed Mohseni, Chief Executive Officer, said, “Our better than expected results during the first quarter have enabled us to modestly increase our revenues and earnings expectations for the full year. Our results were driven by a higher average check at BRIO and better than expected performance from our new restaurants. We attribute the increase in average check at BRIO to our newly designed menu, the use of daily feature cards which showcase the culinary talents of our Executive Chefs, and the growing usage of our on-line reservation system. As these and other brand initiatives gain traction, we are cautiously optimistic that we'll achieve our financial objectives.”

Mohseni continued, “We are pleased with the initial results of the six new restaurants which comprise the 2014 development class and their positive contributions to our total average weekly sales. We are similarly encouraged by the early guest reception at our first quarter BRAVO! openings in Huntsville, Alabama and Cincinnati, Ohio. We just opened a BRIO in Fairfax, Virginia and look forward to upcoming openings in Las Vegas, Nevada and Miami, Florida. Additionally, we are nearing completion of a new franchise agreement with an experienced operator in Puerto Rico and expect a BRIO to open in San Juan under this agreement later this year.”

First Quarter 2015 Financial Results

Revenues increased $5.6 million, or 5.4%, to $108.2 million in the first quarter of 2015, from $102.6 million in the first quarter of 2014. The increase in revenues was primarily due to an additional 60 operating weeks that was partially offset by a 1.2% decrease in comparable restaurant sales. The comparable restaurant sales decrease consisted of a 3.2% decrease in guest counts partially offset by a 2.0% increase in average check.

Total restaurant operating costs, which include costs of sales, labor costs, operating costs and occupancy costs, increased $5.1 million, or 5.8%, to $92.4 million in the first quarter of 2015, from $87.3 million in the first quarter of 2014. Total restaurant-level operating profit increased $0.5 million, or 3.0%, to $15.8 million from $15.3 million in the same period last year. As a percentage of revenues, total restaurant-level operating profit decreased to 14.6% in the first quarter of 2015 from 15.0% in the first quarter of 2014.

Net income in the first quarter of 2015 was $2.5 million, or $0.16 per diluted share, compared to net income of $2.9 million, or $0.14 per diluted share, in the same period last year.

First Quarter 2015 Brand Operating Highlights

Comparable restaurant sales decreased 1.7% at BRAVO! and 1.0% at BRIO. Average weekly sales for BRAVO! and BRIO were $61,100 and $85,200, respectively.

During the first quarter of 2015, the Company opened BRAVO! restaurants in Huntsville, Alabama and Cincinnati, Ohio. As of March 29, 2015, the Company operated 51 BRAVO! restaurants, 61 BRIO restaurants, and one Bon Vie restaurant across 33 states. Included in this total is one BRIO restaurant that is operated under a management agreement.

2015 Outlook

The Company is raising its outlook for the 52-week period ending December 27, 2015 as follows:

▪	Revenues of $421 million to $429 million (previously $420 million to $428 million).

▪	Total comparable restaurant sales of minus 2.5% to 0.0%.

▪	Development of five Company-operated restaurants.

▪	Pre-opening costs of approximately $3.5 million.

▪	Diluted earnings per share of $0.63 to $0.69 (previously $0.62 to $0.68).

▪	Capital expenditures of $16 million to $18 million.

▪	Diluted share count of approximately 16.0 million.

▪	Estimated annual tax rate of approximately 22% to 24% (previously 23% to 25%).

Investor Conference Call and Webcast

The Company will host an investor conference call to discuss first quarter 2015 financial results today at 4:30 PM ET. Hosting the call will be Saed Mohseni, Chief Executive Officer; Jim O'Connor, Chief Financial Officer; and Brian O'Malley, President and Chief Operating Officer.

The conference call can be accessed live over the phone by dialing (888) 554-1417, or for international callers (719) 325-2492. A replay will be available one hour after the call and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the conference ID is 7268012. The replay will be available until Monday, May 11, 2015.

The call will also be webcast live and later archived on the Company's investor relations website at http://investors.bbrg.com in the ‘Presentations and Events’ section.

About Bravo Brio Restaurant Group, Inc.

Bravo Brio Restaurant Group, Inc. is a leading owner and operator of two distinct Italian restaurant brands, BRAVO! Cucina Italiana and BRIO Tuscan Grille. BBRG has positioned its brands as multifaceted culinary destinations that deliver the ambiance, design elements and food quality reminiscent of fine dining restaurants at a value typically offered by casual dining establishments, a combination known as the upscale affordable dining segment. Each of BBRG's brands provides its guests with a fine dining experience and value by serving affordable cuisine prepared using fresh flavorful ingredients and authentic Italian cooking methods, combined with attentive service in an attractive, lively atmosphere. BBRG strives to be the best Italian restaurant company in America and is focused on providing its guests an excellent dining experience through consistency of execution.

Forward-Looking Statements

Some of the statements in this release contain forward-looking statements, which involve risks and uncertainties. These statements relate to future events or Bravo Brio Restaurant Group, Inc.'s future financial performance. The Company has attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should” or “will” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under the heading “Risk Factors” in the Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission on March 6, 2015.

Although Bravo Brio Restaurant Group, Inc. believes that the expectations reflected in the forward-looking statements are reasonable based on its current knowledge of the business and operations, it cannot guarantee future results, levels of activity, performance or achievements. The Company assumes no obligation to provide revisions to any forward-looking statements should circumstances change.

Contacts:
Investor Relations
Don Duffy / Raphael Gross
(203) 682-8200

BRAVO BRIO RESTAURANT GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THIRTEEN WEEKS ENDED MARCH 29, 2015 AND MARCH 30, 2014
(in thousands except per share data)

	Thirteen Weeks Ended		Thirteen Weeks Ended
	March 29, 2015		March 30, 2014
	(Unaudited)		(Unaudited)
Revenues	$108,169		$102,648
Costs and expenses
Cost of sales	27,906	25.8%	26,510	25.8%
Labor	38,850	35.9%	36,564	35.6%
Operating	17,522	16.2%	16,813	16.4%
Occupancy	8,082	7.5%	7,414	7.2%
General and administrative expenses	5,782	5.3%	5,738	5.6%
Restaurant preopening costs	937	0.9%	348	0.3%
Depreciation and amortization	5,438	5.0%	5,010	4.9%
Total costs and expenses	104,517	96.6%	98,397	95.9%
Income from operations	3,652	3.4%	4,251	4.1%
Interest expense, net	405	0.4%	256	0.2%
Income before income taxes	3,247	3.0%	3,995	3.9%
Income tax expense	714	0.7%	1,118	1.1%
Net income	$2,533	2.3%	$2,877	2.8%

Net income per basic share	$0.17		$0.15
Net income per diluted share	$0.16		$0.14
Weighted average shares outstanding-basic	15,122		19,314
Weighted average shares outstanding-diluted	15,870		20,165

Certain percentage amounts may not sum due to rounding.

BRAVO BRIO RESTAURANT GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF MARCH 29, 2015 AND DECEMBER 28, 2014
(Dollars in thousands)

	March 29, 2015	December 28, 2014
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$357	$427
Accounts receivable	6,734	7,079
Tenant improvement allowance receivable	1,009	1,613
Inventories	2,810	3,132
Deferred income taxes, net	3,180	3,459
Prepaid expenses and other current assets	1,814	2,179
Total current assets	15,904	17,889
Property and equipment — net	181,360	178,877
Deferred income taxes — net	50,708	50,872
Other assets — net	4,096	4,125
Total assets	$252,068	$251,763

Liabilities and stockholders’ equity
Current liabilities
Trade and construction payables	$15,600	$13,238
Accrued expenses	22,592	25,975
Current portion of long-term debt	—	—
Deferred lease incentives	7,787	7,694
Deferred gift card revenue	10,278	12,783
Total current liabilities	56,257	59,690
Deferred lease incentives	59,474	59,475
Long-term debt	57,100	56,000
Other long-term liabilities	23,001	22,814
Commitments and contingencies
Stockholders’ equity
Common shares, no par value per share— authorized 100,000,000 shares; 20,270,065 shares issued at March 29, 2015 and 20,177,174 shares issued at December 28, 2014	199,637	199,718
Preferred shares, no par value per share— authorized 5,000,000 shares; issued and outstanding, 0 shares at March 29, 2015 and December 28, 2014	—	—
Treasury shares, 5,083,281 shares at March 29, 2015 and December 28, 2014	(72,997)	(72,997)
Retained deficit	(70,404)	(72,937)
Total stockholders’ equity	56,236	53,784
Total liabilities and stockholders’ equity	$252,068	$251,763